CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated January 3, 2006, except for Note 5, as to which the date is April 21, 2006, on the financial statements of Cardinal Ethanol, LLC (a development stage company) as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (February 7, 2005) to September 30, 2005 in Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of Cardinal Ethanol, LLC dated on or about April 26, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P
Certified Public Accountants
Minneapolis, Minnesota
April 26, 2006